Exhibit 99.3

                        Contact:
                        Antone F. Moreira
                        Vice President, Treasurer
                        and Chief Financial Officer
                        (201) 902-9600

Syms Corp Announces Special Cash Dividend

Secaucus, New Jersey, April 7, 2005 - Syms Corp (NYSE:SYM), a leading off-price retailer, announced today that its Board of Directors declared on April 7, 2005, a special, one-time cash dividend of $1.00 per common share, payable May 12, 2005, to shareholders of record as of April 27, 2005.

Marcy Syms, CEO of the Company, stated that: "The Board is pleased with all of the positive developments occurring at the Company. Our decision to pay the special dividend is a great result for the Company and its shareholders, and we look forward to the Company's continued success."

Syms Corp currently operates a chain of thirty seven "off-price" apparel stores located throughout the Northeastern and Middle Atlantic regions and in the Midwest, Southeast and Southwest. Each Syms store offers a broad range of first quality, in-season merchandise bearing nationally recognized designer and brand-name labels.

Certain information in this press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to the Company that are based on the beliefs of the management of the Company as well as assumptions made by and information currently available to the management of the Company. When used is this press release, the words "anticipate", "believe", "estimate", "expect", "intend", "plan", and similar expressions as they relate to the Company, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events, the outcome of which is subject to certain risks, including among others general economic and market conditions, decreased consumer demand for the Company's product, possible disruptions in the Company's computer or telephone systems, possible work stoppages, or increase in labor costs, effects of competition, possible disruptions or delays in the opening of new stores or inability to obtain suitable sites for new stores, higher than anticipated store closings or relocation costs, higher interest rates, unanticipated increases in merchandise or occupancy costs and other factors which may be outside the Company's control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected, intended, or planned. Subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.